Exhibit 99.1

LETTER OF TRANSMITTAL

TO TENDER

7.75% SENIOR NOTES DUE 2024 (CUSIP NOS. U8151EAE6, 78412FAS3 and 78412FAT1)

OF

SESI, L.L.C.

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED            , 2018

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                , 2018 (THE “EXPIRATION DATE”),

UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By First Class Mail:

c/o The Bank of New York Mellon

Corporate Trust Operations

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Eric Herr, Corporate Trust

Operations – Reorganization Unit

Phone: (315) 414-3362

By Courier or Overnight Delivery:

c/o The Bank of New York Mellon

Corporate Trust Operations

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Eric Herr, Corporate Trust

Operations – Reorganization Unit

Phone: (315) 414-3362

For Facsimile Transmission (eligible institutions only):

(732) 667-9408

Attn: Corporate Trust Operations – Reorganization unit

Confirm via email:

ct_reorg_unit_inquiries@bnymellon.com

If you wish to exchange your issued and outstanding 7.75% Senior Notes due 2024 (CUSIP Nos. U8151EAE6, 78412FAS3 and/or 78412FAT1) (collectively, the “Outstanding Notes”), for an equal aggregate principal amount of newly issued 7.75% Senior Notes due 2024 (CUSIP No.             ) (the “Exchange Notes”), with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exchange offer, you must validly tender (and not validly withdraw) your Outstanding Notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated            , 2018 (the “Prospectus”), of SESI, L.L.C. (the “Issuer”) and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the Outstanding Notes for a like aggregate principal amount of Exchange Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

No representation is made as to the correctness or accuracy of the CUSIP Numbers listed in this Letter of Transmittal or printed on the Notes. Neither the Issuer, the Guarantors, the Exchange Agent, nor the Trustee shall be responsible for the selection or use of CUSIP Numbers. They are provided solely for the convenience of the Holders.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.	By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of your Outstanding Notes.

3.	You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4.	By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), and that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such Exchange Notes.

5.	By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

(a)	the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)	you are not engaging, do not intend to engage and have no arrangement or understanding with any person to participate, in the distribution of Outstanding Notes or Exchange Notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer;

(d)	if you are a broker-dealer, that you will receive the Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such Exchange Notes and that you cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

(e)	you understand that a secondary resale transaction described in clause 5(d) above and any resales of the Exchange Notes obtained in exchange for the Outstanding Notes originally acquired from the Issuer should be covered by an effective registration statement containing the selling noteholder information required by Item 507 or Item 508, as applicable, of Regulation S-K.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated August 17, 2017

(the “Registration Rights Agreement”). Such election may be made by notifying the Issuer in writing at 1001 Louisiana Street, Suite 2900, Houston, TX, 77002, Attention: Chief Financial Officer. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, the Guarantors, each of the respective directors, each of the officers of the Issuer and Guarantors who signs such shelf registration statement, each other selling holder of Outstanding Notes, and each person, if any, who controls the Issuer or a Guarantor, the initial purchasers of the Outstanding Notes, as applicable, and any other selling holder of Outstanding Notes within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages or liabilities that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any free writing prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act (“issuer information”), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case made in reliance upon and in conformity with any information relating to you furnished to the Issuer in writing by you expressly for use in any shelf registration statement, any prospectus, any free writing prospectus and any issuer information. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6.	If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7.	If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

8.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of the Outstanding Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ABOVE PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.